Exhibit 10.22

OFFERPAD SOLUTIONS INC.

December 18, 2023

To: James Grout

Your contributions to Offerpad Solutions Inc. (the “Company”) have been very valuable and we consider your ongoing efforts to be critical to our future success. As a reward for your contributions, and to encourage your future efforts, the Company has determined that you are eligible to participate in a special bonus program, as further described in this letter (this “Letter”). Capitalized but undefined terms contained in this Letter are defined in your Long-Term Carried Interest Award Agreement with the Company.

Cash Bonus. Given your key role in the Company, we would like to reward you with a one-time, special cash bonus in an amount equal to $100,000 (the “Bonus”). The Bonus will be paid to you on or within 15 days following the later of (x) March 15, 2025, or (y) the date on which the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 is filed with the Securities and Exchange Commission (the later of such dates, the “Retention Date”), subject to your continued employment through the Retention Date; provided, however, that the Bonus shall be paid no later than March 15, 2026.

Termination of Employment. If your employment is terminated by the Company without Cause within three months prior to or one year following a Change in Control (as defined in the Company’s 2021 Incentive Award Plan) prior to the Retention Date (a “Qualifying Termination”), then the Company will pay the Bonus to you within 60 days following the later of (A) your employment termination date or (B) the date of the Change in Control. It shall be a condition to your right to receive the Bonus in connection with a Qualifying Termination that you execute and deliver to the Company within 21 days (or 45 days, if required by applicable law) following your employment termination date, and do not revoke, a general release of claims in a form to be provided by the Company.

Taxes. The Company may withhold from any amounts payable under this Letter such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

Miscellaneous. This Letter shall be governed by and construed in accordance with the laws of the State of Arizona, without reference to principles of conflict of laws. The captions of this Letter are not part of the provisions hereof and shall have no force or effect. This Letter may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. This Letter may be delivered via facsimile, email or other electronic means permitted by the Company, and may be executed in counterparts, each of which shall be deemed an original and all of which shall be constitute one and the same document.

Please indicate your acknowledgement of, and agreement to, the terms and conditions set forth in this Letter, by signing a copy of this Letter and returning it to the Company as soon as practicable.

[signature page follows]

Sincerely,

Offerpad Solutions Inc.

/s/ Benjamin Aronovitch
By: Benjamin Aronovitch
Title: Chief Legal Officer

Acknowledged, Accepted and Agreed:

/s/ James Grout	December 18, 2023
James Grout	Date

[Signature Page to Bonus Letter Agreement]